Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Derma Sciences, Inc.:

We consent to the use of our report dated March 28, 2012, with respect to the consolidated balance sheet of Derma Sciences, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 6, 2012